Exhibit 4.2

[FORM OF 5.334% SUBORDINATED CALLABLE

FIXED-TO-FIXED RATE NOTES DUE 2041]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERENCED AND REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THIS SECURITY, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE. TRANSFER OF A PORTION OF THIS SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE. IN THE EVENT THAT THIS GLOBAL SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, ALL SUCH INDIVIDUAL SECURITIES IN THE FORM OF DEFINITIVE CERTIFICATES SHALL CONTAIN THE BELOW LEGEND WITH RESPECT TO JAPANESE TAXATION.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO SUMITOMO MITSUI FINANCIAL GROUP, INC. (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

INTEREST PAYMENTS ON THIS SECURITY WILL GENERALLY BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE ISSUER AS DESCRIBED IN ARTICLE 6, PARAGRAPH (4) OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED) (THE “SPECIAL TAXATION MEASURES ACT” AND, EACH SUCH PERSON, A “SPECIALLY-RELATED PERSON OF THE ISSUER”), (II) A JAPANESE FINANCIAL INSTITUTION DESIGNATED IN ARTICLE 6, PARAGRAPH (11) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, A JAPANESE FINANCIAL INSTITUTION OR A JAPANESE FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH (6) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION (EXCEPT AS DESCRIBED IN THE PRECEDING PARAGRAPH), OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE ISSUER WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A RATE OF 15.315% (15% ON OR AFTER JANUARY 1, 2038) OF THE AMOUNT OF SUCH INTEREST. ANY OF THE FOREGOING STATEMENTS, INCLUDING APPLICABLE TAX RATES AND PERIODS, ARE SUBJECT TO CHANGES IN TAX LAWS AND REGULATIONS IN JAPAN AFTER THE DATE OF ISSUE OF THIS SECURITY.

SUMITOMO MITSUI FINANCIAL GROUP, INC.

GLOBAL SECURITY

5.334% Subordinated Callable Fixed-to-Fixed Rate Notes due 2041

No. [ ]	U.S.$[ ]

CUSIP No. 86562MEK2

ISIN US86562MEK27

Common Code 329938018

Sumitomo Mitsui Financial Group, Inc., a joint stock company (kabushiki kaisha) incorporated under the laws of Japan (the “Issuer”, which term includes any successor under the Indenture referred to on the reverse of this Security) for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [    ] U.S. Dollars on March 3, 2041 (the “Maturity Date”) and to pay interest thereon (i) from and including March 3, 2026 to but excluding March 3, 2036 (the “Reset Date”) (such period, the “Initial Fixed Rate Period”), at a fixed rate per annum of 5.334%, semiannually in arrears on March 3 and September 3 of each year (each, a “Initial Fixed Rate Period Interest Payment Date”), commencing September 3, 2026, and (ii) from and including the Reset Date to but excluding the Maturity Date (the “Reset Fixed Rate Period”), at a fixed per annum rate equal to the U.S. Treasury Rate (as defined on the reverse of this Security) as determined by the Calculation Agent (as defined on the reverse of this Security) on the Reset Determination Date (as defined on the reverse of this Security), plus a margin (the “Margin”) of 1.3%, payable semiannually in arrears on March 3 and September 3 of each year (subject to adjustments as set forth below) (each, a “Reset Fixed Rate Period Payment Date” and together with the Initial Fixed Rate Period Interest Payment Dates, the “Interest Payment Dates” and each an “Interest Payment Date”), commencing September 3, 2036, until the principal hereof is paid or made available for payment, all subject to and in accordance with the terms of the Indenture. The semiannual interest to be paid on the Securities during the Initial Fixed Rate Period will amount to U.S.$26.67 per U.S.$1,000 in nominal amount of the Securities. The period from, and including, the issue date of the Securities to, but excluding, the first Interest Payment Date, and each period from, and including, an Interest Payment Date to, but excluding, the next Interest Payment Date, are each referred to herein as an “Interest Period.”

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Security is registered as of the close of business on the fifteenth day before the Interest Payment Date (whether or not a Business Day (as defined below)). If and to the extent the Issuer shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the person in whose name this Security is registered at the close of business on a subsequent record date (which date shall not be less than five (5) Business Days prior to the date of payment of such defaulted interest), established by notice given by mail by or on behalf of the Issuer to the Holder of this Security not less than fifteen (15) days preceding such subsequent record date. Interest on this Security will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Business Day” means any day which is not a day on which banking institutions in The City of New York, London or Tokyo are authorized or required by law, regulation or executive order to close. If any payment is due on the Securities on a day that is not a Business Day, payment will be made on the day that is the next succeeding Business Day without any additional interest as a result of such delay. Payments postponed to the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Securities or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next succeeding day that is a Business Day.

The principal of, and interest and Additional Amounts on, the Securities will be payable in U.S. dollars. The Issuer will cause the Trustee, or the paying agent, if any, to pay such amounts, on the dates payment is to be made, directly to The Depository Trust Company (“DTC”).

The Issuer will pay the Holder hereof Additional Amounts with respect to withholding taxes as are provided for, and subject to the conditions stated, on the reverse of this Security.

This Security is being deposited with DTC acting as depository, and registered in the name of Cede & Co., a nominee of DTC. As Holder of record of this Security, Cede & Co. shall be entitled to receive payments of principal and interest. Payments of principal and interest, including any Additional Amounts, on this Security shall be made in the manner specified on the reverse hereof and, to the extent not inconsistent with the provisions set forth herein, in the Indenture referred herein.

The Securities constitute the direct and unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves, and rank at least equally and ratably with all indebtedness of the Issuer that is subordinated to Senior Indebtedness, as defined in the Indenture, and stand in priority to all of the Issuer’s perpetual subordinated indebtedness, including indebtedness in respect of preference or other shares of the Issuer or any other indebtedness that ranks, or is expressed to rank, pari passu with, or junior to, indebtedness of the Issuer in respect of perpetual subordinated indebtedness. The Securities may be redeemed prior to maturity only in the circumstances set forth on the reverse of this Security and will not be subject to any sinking fund.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Security to be duly executed.

Date:     , 2026

SUMITOMO MITSUI FINANCIAL GROUP, INC.

By:
Name: [ ]
Title: [ ]

[Signature page to Global Security 15-year Subordinated Note No. [ ]]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Date: March 3, 2026

The Bank of New York Mellon, as Trustee

By:
Name:
Title:

[Authentication Certificate: Global Security 15-year Subordinated Note No. [ ]]

[REVERSE OF SECURITY]

Sumitomo Mitsui Financial Group, Inc.

5.334% Subordinated Callable Fixed-to-Fixed Rate Notes due 2041

This Security is one of a duly authorized issue of unsecured bonds, debentures, notes or other evidences of indebtedness of Sumitomo Mitsui Financial Group, Inc., a joint stock company (kabushiki kaisha) organized under the laws of Japan (herein called the “Issuer”, which term includes any successor person under the Indenture hereinafter referred) designated as its 5.334% Subordinated Callable Fixed-to-Fixed Rate Notes 2041 (herein called the “Securities”), issued under and pursuant to a subordinated indenture dated as of September 17, 2019, as amended and supplemented by the First Supplemental Indenture dated as of July 8, 2025 and the Second Supplemental Indenture dated as of March 3, 2026 (hereinafter called the “Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any paying agent, the Calculation Agent, the Issuer and the Holders of the Securities and of the terms upon which the Securities are issued and are to be authenticated and delivered.

This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of this series and of other separate series, which may vary as to denomination, date, amount, stated maturity (if any), interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited amount.

The principal of and interest (and any Additional Amounts) on the Securities shall be payable in U.S. Dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as any of the Securities are held in global form, payments of principal and interest on such Securities shall be made by wire transfer in immediately available funds in U.S. Dollars to a bank account in The City of New York designated by the Holder of this Registered Global Security. Otherwise, the principal amount of and interest on the Securities will be payable by wire transfer to the persons in whose names the Securities are registered as of the close of business on the record date which is at least five (5) Business Days preceding the applicable Interest Payment Date (or the subsequent record date in the case of a defaulted interest payment) at the addresses of such persons as shall appear in the Security register of the Issuer; provided, however, that at the option of a Holder in whose name at least U.S.$1,000,000 principal amount of Securities are registered, all payments in respect of the Securities may be received by wire transfer in immediately available funds to a bank account in The City of New York designated by such Holder in a written notice received by the Trustee (a) in the case of an interest payment, prior to the record date which is at least five (5) Business Days preceding the Interest Payment Date on which such payment is due and (b) in the case of payment of principal, prior to the record date which is at least five (5) Business Days preceding the date of redemption or maturity, as the case may be; provided, however, that in the case of such a payment of principal, the Securities shall have been surrendered to the Trustee at the Corporate Trust Office of the Trustee or at any office or agency maintained by the Issuer for such purpose for payment together with such notice.

Determination of Reset Fixed Rate and U.S. Treasury Rate

The Reset Fixed Rate and the U.S. Treasury Rate in respect of the Reset Fixed Rate Period shall be determined by The Bank of New York Mellon as calculation agent (in such capacity together with any successor, the “Calculation Agent”) as soon as practicable after 5:00 p.m. (New York City time) on the Reset Determination Date (as defined below).

“U.S. Treasury Rate” means, with respect to the Reset Fixed Rate Period, the rate per annum equal to:

(1) the yield on U.S. Treasury securities having a maturity of five years for the most recent day appearing in the most recently published statistical release designated “H.15,” or any successor publication, as of 5:00 p.m. (New York City time) on the Reset Determination Date, published by the Board of Governors of the Federal Reserve System that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, under the caption “Treasury constant maturities,” for the maturity of five years; or

(2) if such release (or any successor release) is not published during any of the five New York Banking Days immediately prior to the Reset Determination Date or does not contain such yield, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the Reset Determination Date.

“Comparable Treasury Issue” means, with respect to the Reset Fixed Rate Period, the U.S. Treasury security that is selected by the Issuer (and notified to the Calculation Agent) with a maturity date on or about (but not more than 30 calendar days before or after) the Maturity Date and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of five years; provided, however, that the selection of the Comparable Treasury Issue shall be at the Issuer’s sole discretion and judgment, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the paying agent and the Holders of the Securities.

“Comparable Treasury Price” means, with respect to the Reset Determination Date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the Reset Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer (as defined below).

“New York Banking Day” means any day, other than a Saturday, Sunday, that is neither a legal holiday in The City of New York nor a day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in The City of New York.

“Reference Treasury Dealer” means each of up to five banks selected by the Issuer (and notified to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at the Issuer’s sole discretion and judgment, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the paying agent and the respective Holders of the Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the Reset Determination Date, the arithmetic average, as determined by the Calculation Agent, of the bid and asked prices quoted to the Issuer (and notified to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Reset Determination Date” means the second Business Day immediately preceding the Reset Date.

The Calculation Agent will, as soon as practicable after the determination of the Reset Fixed Rate on the Securities, calculate the amount of interest for each Interest Period during the Reset Fixed Rate Period (the “Relevant Interest Amount”).

All determinations, calculations and quotations made or obtained for the purposes of calculating the Reset Fixed Rate and the Relevant Interest Amount, whether by the Issuer, the Calculation Agent or any Reference Treasury Dealer, in the absence of manifest error, will be final and conclusive for all purposes and binding on the Issuer, the Trustee, the Calculation Agent, the paying agent and the respective Holders of the Securities.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one thousandth of a percentage point, with five ten-thousands of a percentage point rounded upward (e.g., 9.8765% (or 0.098765) being rounded to 9.877% (or 0.09877)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (half a cent being rounded upward).

The Reset Fixed Rate on the Securities during the Reset Fixed Rate Period will in no event be higher than the maximum rate permitted by applicable laws and regulations or lower than 0% per annum.

The Calculation Agent will cause the Reset Fixed Rate, the Relevant Interest Amount and the Interest Payment Date in relation to each such Interest Period during the Reset Fixed Rate Period to be notified to the Issuer, the Trustee, the paying agent and DTC, and such information will be notified or published to the respective Holders of the Securities through DTC or through another reasonable manner as soon as possible after their determination.

All payments of principal and interest in respect of the Securities will be made by the Issuer without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax (“Taxes”) unless such withholding or deduction is required by law. In such event, the Issuer shall pay to a Holder such additional amounts (“Additional Amounts”) as will result in the receipt by the Holder of such amounts as would have been received by it had no such withholding or deduction been required, except that no such Additional Amounts shall be payable with respect to any Securities under any of the following circumstances:

(i)

the Holder or beneficial owner of the Securities is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Taxes in respect of such Securities by reason of its (A) having some connection with Japan other than the mere holding of such Securities or (B) being a person having a special relationship with the Issuer as described in Article 6, paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended) (the “Special Taxation Measures Act” and, each such person, a “specially-related person of the Issuer”);

(ii)

the Holder or beneficial owner of the Securities would otherwise be exempt from any such withholding or deduction but fails to comply with any applicable requirement to provide Interest Recipient Information (as defined below) or to submit a Tax Exemption Application (as defined below) to the relevant paying agent to whom the relevant Securities are presented (where presentation is required), or whose Interest Recipient Information is not duly communicated through the relevant Participant (as defined below) and the relevant international Clearing Organization to such paying agent;

(iii)

the Holder or beneficial owner of the Securities is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) that complies with the requirement to provide Interest Recipient Information or to submit a Tax Exemption Application and (B) an individual resident of Japan or a Japanese corporation that duly notifies (directly or through the relevant Participant or otherwise) the relevant paying agent of its status as not being subject to withholding or deduction by the Issuer by reason of receipt by such individual resident of Japan or Japanese corporation of interest on the relevant Securities through a payment handling agent in Japan appointed by it);

(iv)

the withholding or deduction is imposed on a payment pursuant to European Council Directive 2003/48/EC or any other directive amending, supplementing or implementing such Directive, or any law implementing such directives;

(v)

the Securities are presented for payment (where presentation is required) more than thirty (30) days after the day on which such payment on the Securities became due or after the full payment was provided for, whichever occurs later, except to the extent that the Holder thereof would have been entitled to Additional Amounts on presenting the same for payment on the last day of such period of thirty (30) days;

(vi)

the withholding or deduction is imposed on a Holder or beneficial owner who could have avoided such withholding or deduction by presenting its Securities (where presentation is required) to another paying agent maintained by the Issuer;

(vii)

the Holder is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any Security, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such Additional Amounts had it been the Holder of such Security; or

(viii)	any combination of the above.

No Additional Amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement entered into with respect to FATCA, or any law, regulation or other official guidance enacted or published in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement.

Where Securities are held through a participant of an international Clearing Organization or a financial intermediary (each, a “Participant”), in order to receive payments free of withholding or deduction by the Issuer for or on account of Taxes, if the relevant beneficial owner is (A) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of the Issuer) or (B) a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Act (a “Designated Financial Institution”), each such beneficial owner shall, at the time of entrusting a Participant with the custody of the relevant Securities, provide certain information prescribed by the Special Taxation Measures Act to enable the Participant to establish that such beneficial owner is exempted from the requirement for withholding or deduction of such Taxes (“Interest Recipient Information”), and advise the Participant if the beneficial owner ceases to be so exempted (including the case in which a beneficial owner who is an individual non-resident of Japan or a non-Japanese corporation becomes a specially-related person of the Issuer).

Where Securities are not held through a Participant, in order to receive payments free of withholding or deduction by the Issuer for, or on account of, Taxes, if the relevant beneficial owner is (A) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of the Issuer) or (B) a Designated Financial Institution, each such beneficial owner shall, prior to each time at which it receives interest, submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Tax Exemption Application”), in a form obtainable from the paying agent stating, inter alia, the name and address (and, if applicable, the Japanese individual or corporation ID number) of the beneficial owner, the title of the Securities, the relevant Interest Payment Date, the amount of interest and the fact that the beneficial owner is qualified to submit the Tax Exemption Application, together with documentary evidence regarding its identity and residence.

By subscribing to the Securities as part of the distribution by the underwriters under the applicable underwriting agreement, an investor shall be deemed to have represented that it is a beneficial owner who is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the Issuer or (ii) a Designated Financial Institution.

The Issuer shall make any required withholding or deduction and remit the full amount withheld or deducted to the Japanese taxing authority in accordance with applicable law. The Issuer shall use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any tax, duty, assessment, fee or other governmental charge so withheld or deducted from the Japanese taxing authority imposing such tax, duty, assessment or other governmental charge, and if certified copies are not available, the Issuer shall use reasonable efforts to obtain other evidence satisfactory to the Trustee, and the Trustee shall make such certified copies or other evidence available to the Holders of the Securities or beneficial owners upon reasonable request to the Trustee.

If (i) subsequent to making a payment on this Security without withholding or deduction of Japanese taxes the Issuer is required to remit to the Japanese taxing authority any amount in respect of Japanese taxes that should have been withheld or deducted from such payment (together with any interest and penalties) due to the failure of the beneficial owner to provide accurate Interest Recipient Information or to otherwise properly claim an exemption from Japanese taxes imposed with respect to such payment, and (ii) such beneficial owner would not have been entitled to receive Additional Amounts with respect to such payment had Japanese taxes been withheld from the payment when it was made, such beneficial owner (but not any subsequent beneficial owner of such Security) shall be required to reimburse the Issuer, in Japanese yen, for the amount remitted by the Issuer to the Japanese taxing authority.

The obligation to pay Additional Amounts with respect to any taxes, duties, assessments or other governmental charges shall not apply to (A) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or (B) any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by withholding or deduction from payments of principal of or interest on this Security; provided that, except as otherwise set forth herein and in the Indenture, the Issuer shall pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the execution and enforcement of the Indenture or as a consequence of the initial issuance, execution, delivery or registration of this Security.

The Securities may be redeemed at the option of the Issuer and in its discretion, in whole, but not in part, subject to prior confirmation of the Financial Services Agency of Japan (the “FSA”) (if such confirmation is required under the Applicable Banking Regulations (as defined below)), on the Reset Date, upon giving not less than ten (10) Business Days nor more than sixty (60) days’ notice of redemption (which notice shall be irrevocable and, except as provided herein with respect to the period of minimum required notice, shall conform to all requirements with respect to such notice as set forth in the Indenture) to the Holders of the Securities, at a redemption price equal to 100% of the principal amount of the Securities together with any accrued and unpaid interest (including Additional Amounts with respect thereto, if any), to (but excluding) the date fixed for redemption.

The Securities may be redeemed at the option of the Issuer, in whole, but not in part, at any time, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Banking Regulations, on giving not less than ten (10) Business Days nor more than sixty (60) days’ notice of redemption to the Holders of the Securities (which notice shall be irrevocable and, except as provided herein with respect to the period of minimum required notice, shall conform to all requirements with respect to such notice as set forth in the Indenture) at a redemption price equal to 100% of the principal amount of the Securities together with any accrued and unpaid interest (including Additional Amounts with respect thereto, if any) to (but excluding) the date fixed for redemption, if (i) the Issuer is or will be obliged to pay Additional Amounts with respect to the Securities as described above or (ii) there is more than an insubstantial risk that, for Japanese corporate tax purposes, any portion of the interest payable on the Securities is not or will not be deductible from the Issuer’s taxable income or is or will be required to be deducted from the amount to be excluded from the Issuer’s taxable gross receipts, in each case of (i) and (ii) above, as a result of any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the original issuance of the Securities and such obligation cannot be avoided by the Issuer through the taking of reasonable measures available to the Issuer, provided that, in the case of (i) above, no such notice of redemption shall be given sooner than ninety (90) days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment then due in respect of the Securities.

The Securities may be redeemed at the option of the Issuer, in whole, but not in part, at any time, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Banking Regulations, on giving not less than ten (10) Business Days nor more than sixty (60) days’ notice of redemption to the Holders of the Securities (which notice shall be irrevocable and, except as provided herein with respect to the period of minimum required notice, shall conform to the requirements with respect to such notice set forth in the Indenture) at a redemption price equal to 100% of the principal amount of the Securities together with any accrued and unpaid interest (including Additional Amounts with respect thereto, if any) to (but excluding) the date fixed for redemption, if, as a result of any change in, or amendment to, the Applicable Banking Regulations, which change or amendment becomes effective on or after the issuance date of the Securities, the Issuer determines after consultation with the FSA that there is more than an insubstantial risk that the Securities will be fully excluded from the Issuer’s Tier 2 Capital under the applicable standards set forth in the Applicable Banking Regulations and such exclusion cannot be avoided by the Issuer through the taking of reasonable measures available to the Issuer.

“Tier 2 Capital” means, any and all items constituting Tier 2 capital as defined in the Applicable Banking Regulations.

“Applicable Banking Regulations” means, at any time, the capital adequacy regulations, public ministerial announcements, guidelines and policies then in effect of the FSA or other governmental authority that are applicable to the Issuer, including, without limitation, the Public Ministerial Announcement (kokuji (No. 20 of the FSA Public Ministerial Announcement of 2006, as amended)).

Upon the occurrence of a Non-Viability Event, the following will occur on the Write-Down Date (as defined below): (i) the full principal amount of the Security, except for principal that has become due and payable prior to the occurrence of the Non-Viability Event, will be permanently written down to zero and the Security will be canceled; and (ii) each Holder of the Security will be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against the Issuer or the Trustee with respect to, the payment of principal of or interest on the Security (including Additional Amounts with respect thereto, if any), except for any payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of a Non-Viability Event (a “Write-Down”). A Write-Down shall happen automatically and without any additional action by the Issuer, the Trustee or the Holder or beneficial owner of the Securities. Each Holder and beneficial owner of a Security by its acceptance thereof, authorizes and directs the Trustee and the Agents on its behalf to take such action as may be necessary or appropriate to effectuate the Write-Down and appoints the Trustee as its attorney-in-fact for any and all such purposes.

A “Non-Viability Event” will be deemed to have occurred when the Prime Minister of Japan, following deliberation by Japan’s Financial Crisis Response Council pursuant to the Deposit Insurance Act of Japan (Act No. 34 of 1971, as amended) (the “Deposit Insurance Act”) confirms (nintei) that “specified Item 2 measures (tokutei dai nigo sochi),” which are the measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (including any successor articles thereto), as then in effect, need to be applied to the Issuer under circumstances where the Issuer’s liabilities exceed or are likely to exceed its assets, or the Issuer has suspended or is likely to suspend payment of its obligations.

The Issuer’s obligations with respect to, and any claims for, the payment of principal of or interest on the Security (including Additional Amounts with respect thereto, if any), except for payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of a Non-Viability Event, will be suspended from the occurrence of such Non-Viability Event until the Write-Down Date.

The Issuer, the Trustee, the Agents and each Holder or beneficial owner of the Securities acknowledge that, following the receipt of a Write-Down Notice (as defined below) by DTC and the commencement of the Suspension Period, DTC will suspend all clearance and settlement of the Securities through DTC for the duration of the Suspension Period.

“Suspension Period” means the period commencing on the New York Banking Day immediately following the date on which the relevant Write-Down Notice is received by DTC (except that such period may commence on the second New York Banking Day immediately following the day on which the Write-Down Notice is received by DTC, if DTC so determines in its discretion in accordance with its rules and procedures) and ending on the Write-Down Date.

Any Holder of the Security by acceptance of the Security thereby agrees that if any payment on the Security is made to such Holder with respect to a payment obligation that did not become due and payable prior to the occurrence of a Non-Viability Event, then the payment of such amount shall be deemed null and void and such Holder shall be obliged to return the amount of such payment within ten (10) days after receiving notice of the payment.

Notwithstanding anything to the contrary in the Indenture or the Securities, upon the occurrence of a Non-Viability Event, (a) no Holder or beneficial owner shall have any rights whatsoever under the Indenture or this Security to take any action or enforce any rights or to instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity or security provided by a Holder or beneficial owner in such instruction or related to such instruction, any instruction previously given to the Trustee by such Holder or beneficial owner shall cease automatically and shall be deemed null and void and of no further effect, (c) no Holder or beneficial owner may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Issuer arising under, or in connection with, this Security and each Holder or beneficial owner of the Security will, by virtue of its holding of such Security, be deemed to have irrevocably waived all such rights of set-off, compensation or retention and (d) no Holder or beneficial owner will be entitled to make any claim in any bankruptcy, insolvency or liquidation proceedings involving the Issuer or have any ability to initiate or participate in any such proceedings or do so through a representative; provided that nothing in this paragraph will limit a Holder’s or beneficial owner’s rights with respect to payments of principal of or interest on the Security (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event.

The Issuer shall, on the date of or as soon as practicable after the occurrence of the Non-Viability Event, deliver written notice to Holders and beneficial owners of the Securities through DTC and to the Trustee and the Agents (a “Write-Down Notice”) confirming the occurrence of such Non-Viability Event and specifying the date on which the Write-Down of the Securities shall become effective (the “Write-Down Date”), which date shall be determined by the Issuer in consultation with the FSA and any other applicable supervisory authorities and will be no less than one and no more than ten (10) Business Days following the date of the Write-Down Notice. Any failure or delay by the Issuer to deliver a Write-Down Notice will not change or delay the effect of the occurrence of a Non-Viability Event on the Issuer’s payment and other obligations under such Securities.

A Holder of Securities issued in definitive form may transfer or exchange Securities in accordance with the Indenture. As described in the legend on the face of this global Security, interest payments on such Securities issued in definitive form will be subject to Japanese income taxation unless the Holder establishes the matters set forth therein. Such legend concerning Japanese taxation shall also be included on the face of any Securities issued in definitive form. The security registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Issuer will treat the registered Holder of a Security as the owner of that Security for all purposes, except as described above.

The indebtedness evidenced by this Security is, to the extent provided in Article 12 of the Indenture, subordinate and subject in right of payment to the prior payment in full of Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Such provisions include an agreement by the Holder of this Security that (i) if any payment on this Security is made to such Holder with respect to a payment obligation that did not become due and payable prior to the occurrence of a Subordination Event and the amount of such payment shall exceed the amount, if any, that should have been paid to such Holder upon the proper application of the subordination provisions of this Security, the payment of such excess amount shall be deemed null and void and such Holder shall be obligated to return the amount of the excess payment within ten (10) days after receiving notice of the excess payment and (ii) upon the occurrence of a Subordination Event and so long as such Subordination Event shall continue (and in the case of civil rehabilitation proceedings, so long as neither a Summary Rehabilitation Order nor Consent Rehabilitation Order shall have been issued), such Holder shall not be entitled to exercise any right to set off any liabilities of the Issuer under this Security (except for such amounts which have become due and payable other than by way of acceleration, prior to the occurrence of the Subordination Event) against any liabilities of such Holder owed to the Issuer unless and until the Conditions for Payment (as defined in the Indenture) corresponding to the Subordination Event shall have been fulfilled. Each Holder of this Security, accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on behalf of such Holders to take such action as may be necessary or provided pursuant to the Indenture and (c) appoints the Trustee as such Holder’s attorney-in-fact for any and all such purposes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of the Securities not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as one class). The Indenture also contains provisions permitting the Holders of the Securities of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange; provided, however, the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may deem and treat the person in whose name this Security is registered upon the Security register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer nor the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, as herein prescribed. For the avoidance of doubt, nothing in the immediately preceding sentence shall be construed to impair the effectiveness of the subordination provisions or non-viability loss absorption provisions set forth in the Indenture or the Securities.

This Security is governed by and shall be construed in accordance with the laws of the State of New York.

All capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.